UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : May 31, 2007

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, on April 6, 2007, Burtek Systems Corp. (“Burtek”), Richardson Electronics, Ltd. (the “Company”) and certain other subsidiaries of the Company (together with the Company, the “Sellers”) entered into an Acquisition Agreement (the “Agreement”) with Honeywell International Inc. (“Honeywell”) pursuant to which Honeywell agreed to purchase the Company’s Security Systems Division/Burtek Systems Corp. (“SSD/Burtek”). The transaction was structured as a sale of all of the stock of Burtek (the “Shares”) and all of the other assets primarily used or held for use in SSD/Burtek. On May 31, 2007, in connection with the consummation of the sale of SSD/Burtek (the “Closing”), Burtek, Sellers and Honeywell entered into an amendment and waiver to the Agreement (the “Amendment and Waiver”).

Pursuant to the Amendment and Waiver:

•	Honeywell acknowledged and agreed that Wendy Diddell, the Company’s Executive Vice President and General Manager, SSD/Burtek would not become an employee of Honeywell at the Closing; and
•

Because Sellers and Burtek have not obtained and delivered to Honeywell a certificate issued by the Canada Revenue Agency (“CRA”) in respect of the disposition of the Shares, Honeywell elected to exercise its right to withhold 25% of the purchase price for the Shares, or $13,213,250 (the “Withheld Amount”) from the purchase price to account for amounts that may be owed to the CRA in connection with the sale of the Shares. The Withheld Amount will be paid to the Company, minus any amount determined to be owed to the CRA, in accordance with the terms of the Agreement.

A copy of the Amendment and Waiver is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Also in connection with the Closing, the Company and Wendy Diddell, the Company’s Executive Vice President and General Manager, SSD/Burtek entered into a First Amendment (the “First Amendment”) to the Employment, Non-Disclosure and Non-Compete Agreement (the “Diddell Employment Agreement”) entered into on June 1, 2004, by and between Ms. Diddell and the Company.

Pursuant to the First Amendment:

•	Ms. Diddell’s title with the Company was changed to EVP Corporate Development;
•

In addition to the non-competition and non-solicitation provisions in the Diddell Employment Agreement as originally executed, Ms. Diddell agreed for a period of one year from the Closing, to refrain from (i) engaging in any business or enterprise whose primary business is distribution of security equipment in the United States or Canada; and (ii) requesting or advising any customer or supplier of SSD/Burtek prior to its sale to Honeywell, to withdraw, curtail or cancel its business with Burtek or Honeywell; and

•

Ms. Diddell may terminate her employment with the Company at any time, and upon such a termination, the Company’s obligation to pay Ms. Diddell her compensation and benefits pursuant to the Diddell Employment Agreement shall cease, except that the Company shall be obligated to pay Ms. Diddell her annual Base Salary (as defined therein) for 12 months following such termination.

A copy of the Diddell Employment Agreement is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 31, 2007, the Company completed the sale of SSD/Burtek to Honeywell, pursuant to the terms of the Agreement. The Company previously disclosed the execution of the Agreement in its Quarterly Report on Form 10-Q for the quarter ended March 3, 2007. The total consideration to be paid by Honeywell pursuant to the Agreement is $80 million, net of cash and debt other than certain assumed liabilities, and subject to post-closing adjustments to the extent that SSD/Burtek’s net working capital is less than $31 million. Pursuant to the terms of the Agreement, Honeywell withheld 25% of the purchase price for the Shares, or $13,213,250, to account for amounts that may be owed to the CRA in connection with the sale of the Shares. The Withheld Amount will be paid by Honeywell, minus any amount determined to be owed to the CRA, in accordance with the terms of the Agreement.

As of March 3, 2007, the net assets of SSD/Burtek included in the sale were $34 million. After transaction expenses, net proceeds from the sale are estimated to be $76 million. Upon closing, the Company expects to record an after-tax gain on sale of approximately $42 million. The Company expects to use the net proceeds from the sale to pay down debt outstanding under its credit agreement.

A copy of the Agreement, which is filed as Exhibit 10.74 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 dated April 18, 2007, is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On June 1, 2007, the Company issued a press release announcing the closing of the sale of SSD/Burtek. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The following pro forma financial statements giving effect to the disposition of SSD/Burtek pursuant to the Agreement are attached hereto as Exhibit 99.2 and incorporated by reference herein:

(i)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 3, 2007
(ii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine-Month Period Ended March 3, 2007
(iii)	Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended June 3, 2006

(c) Exhibits

10.1	Amendment and Waiver to Acquisition Agreement between the Company, certain of its Subsidiaries and Honeywell International Inc.
10.2	First Amendment to Employment, Non-Disclosure and Non-Compete Agreement between the Company and Wendy Diddell.
99.1	Press Release regarding the closing of the sale of SSD/Burtek, dated June 1, 2007.
99.2	Unaudited Pro Forma Condensed Consolidated Financial Information for Richardson Electronics, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: June 6, 2007	By:	/s/ David J. DeNeve
	Name:	David J. DeNeve
	Title:	Senior Vice President and Chief Financial Officer